As filed with the Securities and Exchange Commission on March 16, 2009
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
PINNACLE ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization	95-3667491 (I.R.S. Employer Identification No.)

3800 Howard Hughes Parkway Las Vegas, Nevada (Address of Principal Executive Offices)	89169 (Zip Code)
PINNACLE ENTERTAINMENT, INC.
2005 EQUITY AND PERFORMANCE INCENTIVE PLAN, AS AMENDED
NONQUALIFIED STOCK OPTION AGREEMENT BETWEEN
PINNACLE ENTERTAINMENT, INC. AND CARLOS RUISANCHEZ
(Full title of the plan)
Elliot D. Hoops, Esq.
Pinnacle Entertainment, Inc.
3800 Howard Hughes Parkway
Las Vegas, NV 89169
(Name and address of agent for service)

(702) 784-7777
(Telephone number, including area code, of agent for service)
Copy to:
Ashok W. Mukhey, Esq.
Irell & Manella LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, CA 90067
(310) 277-1010

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of	Amount to be	offering price	aggregate	Amount of
securities to be registered	registered (1) (2)	per share	offering price	registration fee
Common Stock, $.10 par value	1,750,000	$6.58 (3)	$11,515,000 (3)	$642.54 (3)
Common Stock, $.10 par value	200,000	$11.35	$2,270,000	$126.67

(1)	This Registration Statement (the “Registration Statement”) registers an additional 1,750,000 shares of Common Stock, par value $0.10 per share, of Pinnacle Entertainment, Inc. (the “Registrant”) available for awards (including any options, stock appreciation rights, restricted stock awards, performance awards or dividend equivalents) under the Registrant’s 2005 Equity and Performance Incentive Plan, As Amended (the “Plan”). This Registration Statement also registers 200,000 shares of Common Stock, par value $0.10 per share, of the Registrant, issuable upon the exercise of options granted to Carlos Ruisanchez pursuant to a Nonqualified Stock Option Agreement, dated as of August 1, 2008, between Mr. Ruisanchez and the Registrant (the “Stock Option Agreement”).

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares as may result from anti-dilution adjustments under the Plan and the Stock Option Agreement which may hereinafter be offered or issued pursuant to the Plan and the Stock Option Agreement to prevent dilution resulting from stock dividends, stock splits, recapitalizations or certain other capital adjustments.

(3)	Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock on March 12, 2009, as quoted on The New York Stock Exchange.

EXPLANATORY NOTE
     On May 15, 2006, Pinnacle Entertainment, Inc. (the “Company”) filed a Registration Statement on Form S-8 (File No. 333-134130) (the “Prior Registration Statement”) registering 8,420,755 shares of Common Stock, par value $0.10 per share, under the 2005 Equity and Performance Incentive Plan, As Amended (the “Plan”). Of the 8,420,755 shares of Common Stock registered, the issuance of 1,500,000 shares of Common Stock under the Plan was approved at the Annual Meeting of Stockholders held on May 10, 2006 and was contingent on the Company consummating the then-proposed acquisition of Aztar Corporation (the “First Amendment to the Plan”). Subsequent to the filing of the Prior Registration Statement, the Company’s acquisition of Aztar Corporation was not consummated and the First Amendment to the Plan never became operative.
     On May 20, 2008, at the Annual Meeting of Stockholders of the Company, the stockholders approved an amendment to the Plan (the “Second Amendment to the Plan”). The Second Amendment to the Plan increased by 1,750,000 the maximum number of shares of the Company’s Common Stock that may be issued or subject to awards under the Plan. The Second Amendment to the Plan also increased the maximum number of awards under the Plan that may be issued as incentive stock options from 3,000,000 to 4,750,000 shares of Common Stock. The Second Amendment to the Plan also removed the changes made by the First Amendment to the Plan and made certain other technical amendments.
     This Registration Statement on Form S-8 is being filed to register pursuant to the Securities Act of 1933, as amended: (1) an additional 1,750,000 shares of Common Stock, par value $0.10 per share, available for issuance under the Plan; and (2) 200,000 shares of Common Stock, par value $0.10 per share, available for issuance pursuant to a Nonqualified Stock Option Agreement, dated as of August 1, 2008, between the Company and Carlos Ruisanchez.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     Information required by Item 1 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.
Item 2. Registrant Information and Employee Plan Annual Information.
     Information required by Item 2 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed with the Securities and Exchange Commission (the “SEC”) by Pinnacle Entertainment, Inc. (the “Company”), pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Commission File No. 001-13641, are incorporated by reference in this Registration Statement:
(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (including, without limitation, information specifically incorporated into the Company’s Form 10-K from the Company’s definitive Proxy Statement to be filed on or before April 30, 2009 and Exhibit 99.1 thereto regarding gaming regulations);
(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2008 (other than any portion of such filings that are furnished under applicable SEC rules rather than filed); and
(c) The description of the Company’s Common Stock contained in its registration statement on Form 8-A/A filed on August 10, 2001, as amended by our current reports on Form 8-K filed on January 26, 2004 and May 9, 2005 and including any other amendments or reports filed for the purpose of updating such description (other than any portion of such filings that are furnished under applicable SEC rules rather than filed).
     All documents subsequently filed by the Company (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.
     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated herein by reference modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     None.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
     Section 145 further authorizes a Delaware corporation to indemnify any person serving in such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person.
     Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
     As permitted by Section 102(b)(7) of the DGCL, Article XII of the Company’s Restated Certificate of Incorporation, as amended, provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty by such director for corporate actions as a director to the fullest extent permitted by the DGCL.
     As permitted by Section 145 of the DGCL, the Company’s Restated Bylaws provide that directors and elected officers who are made, or are threatened to be made, parties to, or are involved in any action, suit or proceeding will be indemnified by the Company to the fullest extent authorized by the DGCL against all expenses, liability and loss (including attorneys’ fees, judgments, fines, Employee Retirement Income Security Act excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith. The Restated Bylaws of the Company require it to advance expenses to its directors and elected officers, provided that, if the DGCL so requires, they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification.
     The Company has entered into employment agreements with certain of its officers that require the Company to provide insurance on behalf of such officers. The Company maintains insurance policies under which its directors and officers and the directors and officers of its subsidiaries are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of the Company or its subsidiaries, as applicable.

     The Company entered into an Indemnification Trust Agreement (the “Indemnification Trust Agreement”) on August 16, 2005, to create an indemnification trust to provide a source for (i) indemnification of and advancement of expenses to the Company’s present and future directors and certain executive officers arising from their activities as such and (ii) payments for the premiums for directors and officers insurance purchased by the Company from time to time, in the event that the Company does not or is not financially able to fulfill such obligations or make such payments. At the time of creation, the Company irrevocably deposited $5.0 million in the trust and pursuant to its terms would be obligated in certain circumstances to contribute up to an additional $5.0 million. The beneficiaries’ representative will have the exclusive right to convey payment demands from time to time on the trustee to direct payment to one or more of the beneficiaries. The term of the trust expires on August 16, 2015, at which time any remaining trust funds will be distributed to the Company, except to the extent necessary to make full and adequate provision for claims made prior to such expiration date or any threatened or anticipated claims.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.

Exhibit
Number	Description

4.1	Restated Certificate of Incorporation of Pinnacle Entertainment, Inc., as amended, is hereby incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed on May 9, 2005. (SEC File No. 001-13641)

4.2	Restated Bylaws of Pinnacle Entertainment, Inc., as amended, are hereby incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on December 15, 2008. (SEC File No. 001-13641).

4.3	Pinnacle Entertainment, Inc. 2005 Equity and Performance Incentive Plan, As Amended, is hereby incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 27, 2008. (SEC File No. 001-13641)

4.4	Amendment to Pinnacle Entertainment, Inc. 2005 Equity And Performance Incentive Plan, As Amended, is hereby incorporated by reference to Exhibit 4.12 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. (SEC File No. 001-13641).

4.5	Form of Stock Option Grant Notice and Form of Stock Option Agreement for the Pinnacle Entertainment, Inc. 2005 Equity and Performance Incentive Plan, As Amended is hereby incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 15, 2008. (SEC File No. 001-13641).

4.6	Form of Restricted Stock Agreement and Form of Restricted Stock Grant Notice for 2005 Equity and Performance Incentive Plan of Pinnacle Entertainment, Inc. is hereby incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 6, 2006. (SEC File No. 001-13641).

4.7	Form of Grant of Other Stock Unit Awards for the Pinnacle Entertainment, Inc. 2005 Equity and Performance Incentive Plan, As Amended is hereby incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on December 15, 2008. (SEC File No. 001-13641).

4.8	Specimen certificate for shares of common stock, $0.10 par value per share, of Pinnacle Entertainment, Inc. is hereby incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 30, 2004. (SEC File No. 001-13641)

4.9	Amended and Restated Employment Agreement dated December 22, 2008 between Pinnacle Entertainment, Inc. and Carlos Ruisanchez is hereby incorporated by reference to Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. (SEC File No. 001-13641).

4.10	Nonqualified Stock Option Agreement dated as of August 1, 2008 by and between Pinnacle Entertainment, Inc. and Carlos Ruisanchez is hereby incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008. (SEC File No. 001-13641).

5.1*	Legal Opinion of Irell & Manella LLP

23.1	Consent of Irell & Manella LLP (included in legal opinion filed as Exhibit 5.1)

23.2*	Consent of Deloitte & Touche LLP

24	Power of Attorney (included on signature pages filed herewith)

*	Filed herewith.

Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 16th day of March, 2009.

PINNACLE ENTERTAINMENT, INC. (Registrant)
By:	/s/ Stephen H. Capp
Stephen H. Capp, Executive Vice President and
Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel R. Lee, Stephen H. Capp, and John A. Godfrey, and each of them, his attorneys-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Daniel R. Lee Daniel R. Lee	Chairman of the Board and Chief Executive Officer	March 16, 2009

/s/ Stephen H. Capp Stephen H. Capp	Executive Vice President and Chief Financial Officer	March 16, 2009

/s/ Stephen C. Comer Stephen C. Comer	Director	March 16, 2009

/s/ John V. Giovenco John V. Giovenco	Director	March 16, 2009

/s/ Richard J. Goeglein Richard J. Goeglein	Director	March 16, 2009

/s/ Ellis Landau Ellis Landau	Director	March 16, 2009

/s/ Bruce A. Leslie Bruce A. Leslie	Director	March 16, 2009

/s/ James L. Martineau James L. Martineau	Director	March 16, 2009

/s/ Michael Ornest Michael Ornest	Director	March 16, 2009

/s/ Lynn P. Reitnouer Lynn P. Reitnouer	Director	March 16, 2009

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Restated Certificate of Incorporation of Pinnacle Entertainment, Inc., as amended, is hereby incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed on May 9, 2005. (SEC File No. 001-13641)

4.2	Restated Bylaws of Pinnacle Entertainment, Inc., as amended, are hereby incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on December 15, 2008. (SEC File No. 001-13641).

4.3	Pinnacle Entertainment, Inc. 2005 Equity and Performance Incentive Plan, As Amended, is hereby incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 27, 2008. (SEC File No. 001-13641)

4.4	Amendment to Pinnacle Entertainment, Inc. 2005 Equity And Performance Incentive Plan, As Amended, is hereby incorporated by reference to Exhibit 4.12 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. (SEC File No. 001-13641).

4.5	Form of Stock Option Grant Notice and Form of Stock Option Agreement for the Pinnacle Entertainment, Inc. 2005 Equity and Performance Incentive Plan, As Amended is hereby incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 15, 2008. (SEC File No. 001-13641).

4.6	Form of Restricted Stock Agreement and Form of Restricted Stock Grant Notice for 2005 Equity and Performance Incentive Plan of Pinnacle Entertainment, Inc. is hereby incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 6, 2006. (SEC File No. 001-13641).

4.7	Form of Grant of Other Stock Unit Awards for the Pinnacle Entertainment, Inc. 2005 Equity and Performance Incentive Plan, As Amended is hereby incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on December 15, 2008. (SEC File No. 001-13641).

4.8	Specimen certificate for shares of common stock, $0.10 par value per share, of Pinnacle Entertainment, Inc. is hereby incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 30, 2004. (SEC File No. 001-13641)

4.9	Amended and Restated Employment Agreement dated December 22, 2008 between Pinnacle Entertainment, Inc. and Carlos Ruisanchez is hereby incorporated by reference to Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. (SEC File No. 001-13641).

4.10	Nonqualified Stock Option Agreement dated as of August 1, 2008 by and between Pinnacle Entertainment, Inc. and Carlos Ruisanchez is hereby incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008. (SEC File No. 001-13641).

5.1*	Legal Opinion of Irell & Manella LLP

23.1	Consent of Irell & Manella LLP (included in legal opinion filed as Exhibit 5.1)

23.2*	Consent of Deloitte & Touche LLP

24	Power of Attorney (included on signature pages filed herewith)

*	Filed herewith.